UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2012

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35219	45-2598330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6649 Westwood Blvd., Orlando, FL		32821
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (407) 206-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On June 28, 2012, Marriott Vacations Worldwide Corporation (together with its subsidiaries, the “Company”) completed a securitization involving the transfer of a pool of approximately $250 million in vacation ownership notes receivable (the “Loans”) to Marriott Vacation Club Owner Trust 2012-1 (the “2012-1 Trust”). Simultaneous with the securitization of the Loans to the 2012-1 Trust, investors purchased approximately $238 million in Timeshare Loan Backed Notes (the “Notes”) from the 2012-1 Trust in a private placement. Two classes of Notes were issued by the 2012-1 Trust: approximately $210 million of Class A Notes and approximately $28 million of Class B Notes. The Class A Notes have an interest rate of 2.51% and the Class B Notes have an interest rate of 3.50%, for an overall weighted average interest rate of 2.625%.

As consideration for the securitization of the Loans, the Company received initial gross cash proceeds (before transaction expenses and required reserves) of approximately $238 million, and a subordinated residual interest in the 2012-1 Trust, through which it expects to realize the remaining value of the Loans over time. Of this amount, approximately $101 million was used to repay amounts previously drawn under the Company’s $300 million warehouse credit facility, and the remainder will be used for general corporate purposes. Under current accounting rules, the securitization is accounted for as a secured borrowing and therefore, the Company will not recognize a gain or loss in the third quarter of 2012 as a result of this transaction.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. A copy of the Company’s June 28, 2012 press release announcing the issuance of the Notes is attached as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 99.1	Press release dated June 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION
(Registrant)

Date: June 28, 2012	By:	/s/ John E. Geller, Jr.
	Name:	John E. Geller, Jr.
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 28, 2012.

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